Exhibit 99.1

Synutra Announces Receipt of Revised Non-Binding “Going Private” Proposal

QINGDAO, China and ROCKVILLE, Md., February 2, 2016 — Synutra International, Inc. (Nasdaq: SYUT) (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced that the special committee of its board of directors (the “Board”), which is composed entirely of independent directors (the “Special Committee”), has received a letter (the “Letter”), dated January 30, 2016, from Mr. Liang Zhang, the chairman of the Board and chief executive officer of Synutra (“Mr. Zhang”), and an affiliated entity of Mr. Zhang (together with Mr. Zhang, the “Buyer Group”), reaffirming the Buyer Group’s interest in pursuing a “going-private” transaction (the “Transaction”) to acquire all of the outstanding common stock (the “Shares”) of the Company not already owned by the Buyer Group for US$5.91 in cash per Share. The Letter further provides that (i) the Buyer Group will not proceed with the Transaction unless it is approved by the Special Committee, taking into account the advice of its independent advisors and (ii) the Transaction will be subject to a non-waivable condition requiring the approval by holders of a majority of the Shares of the Company not beneficially owned by the Buyer Group. The Company previously announced receipt of the non-binding proposal on January 15, 2016. A copy of the Letter is attached as Annex A to this press release.

The Special Committee, formed to consider the proposed Transaction, is evaluating this revised proposal. The Special Committee cautions the Company’s shareholders and others considering trading in its securities that no decision has been made by the Special Committee with respect to the Company’s response to the revised proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the “Shengyuan” or “Synutra” name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of September 30, 2015, this network comprised over 770 independent distributors and over 290 independent sub-distributors who sell Synutra products in approximately 22,800 retail outlets.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “should,” “will,” “aim,” “potential,” “continue,” or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra’s goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra’s expectations regarding demand for its products; Synutra’s ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra’s actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra’s filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552

Annex A

January 30, 2016

The Special Committee of the Board of Directors

Synutra International, Inc.

2275 Research Blvd., Suite 500

Rockville, Maryland 20850

United States

Dear Members of the Special Committee,

Reference is made to our letter to the board of directors (the “Board”) of Synutra International, Inc. (the “Company”), dated January 14, 2016 (the “January 14 Letter”), in connection with our preliminary non-binding interest in acquiring all of the outstanding shares of common stock of the Company that are not already beneficially owned by us in a going private transaction (the “Transaction”).

As publicly disclosed by the Company, the Board has formed a special committee (the “Special Committee”) composed entirely of independent directors to consider the January 14 Letter. We would like to confirm that we will not proceed with the Transaction unless it is approved by the Special Committee, taking into account the advice of its independent advisors. In addition, please note that the Transaction will be subject to a non-waivable condition requiring the approval by holders of a majority of the shares of common stock of the Company not beneficially owned by us.

We look forward to working closely with the Special Committee and are confident in our ability to consummate the Transaction as outlined in the January 14 Letter and this letter.

 Yours sincerely,

/s/ Liang Zhang
Name:	Liang Zhang

Beams Power Investment Limited

By:	/s/ Xiuqing Meng
	Name:	Xiuqing Meng
	Title:	Director